UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): April 20, 2005



                                   ICOA, Inc.
             (Exact name of registrant as specified in its charter)


           Nevada                         0-32513                 87-0403239
(State or other jurisdiction of    (Commission File Number)     (IRS Employer
       incorporation)                                        Identification No.)


           111 Airport Road, Warwick, Rhode Island            02889
           (Address of Principal Executive Offices)         (Zip Code)



       Registrant's telephone number, including area code: (401) 352-2300



                                 Not Applicable
          (Former Name or Former Address, if Changed Since Last Report)








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Item 1.01

On April 20, 2005, ICOA, Inc. (the "Company") entered into a Stock Purchase Agreement and agreed to enter into a Registration Rights Agreement with the major shareholders of Wise Technologies, Inc. ("Wise") to acquire 100% of the outstanding stock of Wise. Under the Stock Purchase Agreement, the Company will issue 40,000,000 shares of its common stock to the shareholders of Wise and will pay Wise $100,000 for Wise's transaction expenses. The acquisition is subject to the completion of due diligence with regard to Wise. Under certain circumstances, if the acquisition is not completed, each party may be liable to the other for $250,000.

Under the Registration Rights Agreement, the Company agreed to make its best efforts to file a registration statement for the shares issued in the acquisition within thirty days of the later of the consummation of the acquisition or the effectiveness of the Company's currently pending registration statement on form SB-2 (File No. 353-123987). The major shareholders of Wise (who control approximately 85% of Wise's shares) may not sell more than 6,000,000 shares of the Company's stock during the 180 days following the effectiveness of such registration statement, and no more than 4,000,000 shares during each thirty day period thereafter until the first anniversary of the acquisition.

On April 20, 2005, the Company also agreed to enter into an agreement with G2 Enterprises, Inc., an entity controlled by Gary S. Murray, II, President of Wise under which he will provide consulting services to the Company for a period of one year for a compensation of $10,000 per month commencing with the date of the acquisition.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

     (a) Not Applicable

     (b) Not Applicable

     (c) Exhibit No. Description

      99.1 Stock Purchase Agreement  Attached Hereto

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Date:    April 22, 2005

                                                       ICOA, Inc.


                                                   By: /s/ Richard Schiffmann
                                                           ------------------
                                                           Richard Schiffmann
                                                           President